UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549




FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   Juan A. Rodriguez
   c/o Exabyte Corporation
   1685 38th Street
   Boulder, CO  80301

2. Date of Event Requiring Statement (Month/Day/Year)
   11/09/2001

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol
   Exabyte Corporation
   EXBT

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Technologist

6. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common                                     |    128,106           |     D          |                                               |
___________________________________________________________________________________________________________________________________|







___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Common (Right to buy)   |See Note |11/09/11 |   Common              | 200,000 |  $0.65   |   D         |                           |
Series H convertible    |         |         |                       |         |          |             |                           |
  preferred             |11/09/01 |  N/A    |   Common              | 250,000 |  $1.00   |   D         |                           |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

NOTE: Stock Option vests as to 50% immediately and 2% per month thereafter over 13 months.


SIGNATURE OF REPORTING PERSON

/s/  Juan A. Rodriguez
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DATE

November 19, 2001
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